HEALTHTRUST, INC. - THE HOSPITAL COMPANY

Exhibit 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
Three Months Ended November 30, 1994 and 1993
(Dollars in thousands, except per share data)




                                              Three Months Ended November 30
                                                 1994                  1993
Primary:

  Weighted average shares outstanding        90,671,526             81,097,606
  Net effect of dilutive warrants               695,092              2,610,014
  Net effect of dilutive stock options        1,266,948                718,567
  Total shares and share equivalents         92,633,566             84,426,187

  Net income                                $    49,929            $    38,852

  Net income per share                      $      0.54            $      0.46

Fully Diluted:

  Weighted average shares outstanding        90,671,526             81,097,606
  Net effect of dilutive warrants               695,092              2,633,083
  Net effect of dilutive stock options        1,266,948                764,757
  Total shares and share equivalents         92,633,566             84,495,446

  Net income                                $    49,929            $    38,852

  Net income per share                      $      0.54            $      0.46